Exhibit 99

FOR IMMEDIATE RELEASE                       Contact:
                                                              Richard F. Latour
                                                              President and CEO
                                                              Tel: 781-890-0177

                      MicroFinancial Incorporated Announces
              Preliminary Fourth Quarter and Year End 2002 Results

               o Company Engages Financial and Strategic Advisor

Waltham, MA-- March 10, 2003-- MicroFinancial Incorporated (NYSE-MFI), a leader in Microticket leasing and finance, announced today its preliminary financial results for the fourth quarter and the year ended December 31, 2002.

The Company also announced today that it is actively considering various financing, restructuring and strategic alternatives. During the quarter, the Company engaged a financial and strategic advisory firm, Triax Capital Advisors, LLC, to assist in this process. As previously disclosed, as of September 30, 2002, MicroFinancial was in default of certain debt covenants in its credit facility and securitization agreements. The fixed charge coverage covenant that was in default was the result of a $35 million additional allowance reserved against certain dealer receivables, as well as delinquent portfolio assets. The credit facility failed to renew on September 30, 2002, and consequently, the Company was forced to suspend new origination activity as of October 11, 2002.

Management received a waiver through April 15, 2003 for the covenant violations in connection with the securitization facility. The Company had obtained a Forbearance and Modification Agreement from the senior credit facility that expired on February 7, 2003. Upon expiration of that Agreement, the loan balance with interest and fees became due and payable immediately per the terms of the Company's credit facility. To date, the Company has fulfilled all of its debt obligations in a timely manner.

Based upon the preliminary results for the fourth quarter, the Company continues to be out of compliance with certain debt covenants. Management and its advisors continue to work closely with the Company's lenders to obtain long-term agreements. These events had an adverse effect on the Company's fourth quarter and year to date financial results. Originations in fiscal 2002 were down $37.1 million to $74.0 million as compared to the prior year.

Preliminary fourth quarter revenue for the period ended December 31, 2002 decreased 24.0%, or $8.9 million, to $28.0 million compared to $36.9 million last year. The net loss for the quarter was $7.7 million, or ($0.60) per diluted share, as compared with net income of $2.1 million, or $0.16 per diluted share in the prior year's fourth quarter. The decline in net income for the quarter is primarily the result of a 30.4% decline in lease and loan revenues to $11.2 million, a 46.1% decline in service fee and other revenues to $4.0 million, and a 32.7% increase in the provision for credit losses to $22.5 million as compared with the fourth quarter ended December 31, 2001. While revenue reductions were primarily related to lower origination volume, the additional provision for credit losses was required to maintain the Company's reserve policy requirements.

Total operating expenses for the quarter, before the provision for credit losses, remained relatively flat at $18.4 million compared to the same period in 2001. Interest expense declined 1.0% to $3.0 million as a result of lower debt balances of approximately $34.0 million offset by increased interest costs. Based on the terms of the Forbearance and Modification Agreement for the senior credit facility, the interest rate accrued on outstanding borrowings increased by 275 basis points during the fourth quarter of 2002. Selling, general and administrative expenses decreased $200,000 to $11.2 million for the fourth quarter ended December 31, 2002 versus $11.4 million for the same period last year. The decrease was attributable to reductions in personnel related expenses of approximately $1.8 million, which was offset by increases in legal expenses. The provision for credit losses increased to $22.5 million for the quarter ended December 31, 2002 from $16.9 million for the same period last year, while net charge offs increased to $28.8 million. Past due balances greater than 31 days delinquent at December 31, 2002 increased to 22.9% from 17.2% last quarter. Net cash provided by operating activities for the quarter decreased 4.0% to $29.1 million compared to $30.2 million during the same period in 2001.

Preliminary revenues for the year ended December 31, 2002 decreased 18.0% to $126.8 million compared to $154.0 million during the same period in fiscal 2001. The net loss for the year ending December 31, 2002 was $22.1 million versus net income of $16.3 million for the same period last year. Fully diluted earnings per share for the year was a loss of $1.72 on 12,862,834 shares.

Total operating expenses for the year, before the provision for credit losses, increased 2.0% to $74.7 million compared to $73.6 million in 2001. Interest expense declined 25.0% to $10.8 million as a result of lower average debt balances of approximately $17.3 million and lower average interest rates, which declined approximately 122 basis points. Selling, general and administrative expenses increased $600,000 to $45.5 million for the year ended December 31, 2002 versus $44.9 million for the same period last year. The decrease was driven by a reduction in personnel related expenses of approximately $2.1 million, as management reduced headcount from 380 to 203, but this was offset by increases in legal expenses. Depreciation and Amortization increased 28.0% to $18.3 million compared to $14.4 million in 2001. The provision for credit losses, including the additional provision of $35.0 million taken in the third quarter of 2002, increased to $88.9 million for the year ended December 31, 2002 from $54.1 million for the same period last year. The additional provision was required to reserve against dealer receivables and certain portfolio assets. Net charge-offs increased 27.0% to $65.0 million and gross lease investment was down 16.0% or $71.1 million from the same period last year, primarily caused by lower origination volume activity in 2002. Net cash provided by operating activities for the year ended December 31, 2002 decreased 1.0% to $120.6 million compared to $122.3 million for the year ended December 31, 2001.

MicroFinancial Incorporated continues to operate without the use of gain on sale
accounting   treatment  and  a  balance  sheet  with  total   liabilities   less
subordinated debt to total equity plus subordinated debt of 2.2 to 1.

                           MICROFINANCIAL INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)
                                   (Unaudited)

                                                                                   December 31,         December 31,
                                                                                 -----------------     ----------------
                                                                                       2001                 2002
                                                                                       ----                 ----
                                     ASSETS
Net investment in leases and loans:
     Receivables due in installments                                                $ 399,361            $ 334,623
     Estimated residual value                                                          37,114               30,754
     Initial direct costs                                                               7,090                4,891
     Loans receivable                                                                   2,248                1,796
     Less:
        Advance lease payments and deposits                                              (287)                 (96)
        Unearned income                                                              (104,538)             (67,574)
        Allowance for credit losses                                                   (45,026)             (69,294)
                                                                                    ---------            ---------
Net investment in leases and loans                                                  $ 295,962            $ 235,100
Investment in service contracts                                                        14,126               14,463
Cash and cash equivalents                                                               4,429                5,494
Restricted Cash                                                                        16,216               18,516
Property and equipment, net                                                            16,034                9,026
Other assets                                                                           14,961                3,834
                                                                                    ---------            ---------
            Total assets                                                            $ 361,728            $ 286,433
                                                                                    =========            =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable                                                                       $ 203,053            $ 168,927
Subordinated notes payable                                                              3,262                3,262
Capitalized lease obligations                                                             833                  471
Accounts payable                                                                        2,517                3,840
Dividends payable                                                                         642                 --
Other liabilities                                                                       6,182                6,776
Income taxes payable                                                                    4,211               (7,252)
Deferred income taxes payable                                                          30,472               23,806
                                                                                    ---------            ---------
            Total liabilities                                                         251,172              199,830
                                                                                    ---------            ---------
Commitments and contingencies                                                            --                    --
                                                                                    ---------            ---------
Stockholders' equity:
     Preferred stock, $.01 par value; 5,000,000 shares authorized;
        no shares issued at 12/31/01 and 12/31/02                                        --                    --
     Common stock, $.01 par value; 25,000,000 shares authorized;
        13,410,646 shares issued at 12/31/01 and 12/31/02                                 134                  134
     Additional paid-in capital                                                        47,723               47,723
     Retained earnings                                                                 69,110               45,089
     Treasury stock (588,700 shares of common stock
        at 12/31/01 and 12/31/02), at cost                                             (6,343)              (6,343)
     Notes receivable from officers and employees                                         (68)                --
                                                                                    ---------            ---------
            Total stockholders' equity                                                110,556               86,603
                                                                                    ---------            ---------
            Total liabilities and stockholders' equity                              $ 361,728            $ 286,433
                                                                                    =========            =========

                           MICROFINANCIAL INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except share and per share data)
                                   (Unaudited)

                                                      For the three months ended
                                                             December 31,
                                                       -------------------------
                                                              2001         2002
                                                              ----         ----
Revenues:
     Income on financing leases and loans                   $ 16,035    $ 11,167
     Income on service contracts                               2,245       2,402
     Rental income                                             9,533       8,859
     Loss and damage waiver fees                               1,598       1,567
     Service fees and other                                    7,477       4,033
                                                           ---------------------
          Total revenues                                      36,888      28,028
                                                           ---------------------

Expenses:
     Selling general and administrative                       11,438      11,246
     Provision for credit losses                              16,942      22,488
     Depreciation and amortization                             3,678       4,182
     Interest                                                  2,994       2,964
                                                           ---------------------
          Total expenses                                      35,052      40,880
                                                           ---------------------

Income (loss) before provision (benefit) for income taxes      1,836     (12,852)
Provision (benefit) for income taxes                            (244)     (5,142)
                                                           ---------------------
Net income (loss)                                           $  2,080    ($ 7,710)
                                                           =====================
Net income (loss) per common share - basic                  $   0.16    ($  0.60)
                                                           =====================
Net income (loss) per common share - diluted                $   0.16    ($  0.60)
                                                           =====================

                                                             For the Years Ended
                                                                  December 31,
                                                         -------------------------
                                                               2001         2002
                                                               ----         ----
Revenues:
     Income on financing leases and loans                   $  70,932   $  53,012
     Income on service contracts                                8,665       9,734
     Rental income                                             37,664      37,154
     Loss and damage waiver fees                                6,344       6,257
     Service fees and other                                    30,486      20,665
                                                          -----------------------
          Total revenues                                      154,091     126,822
                                                          -----------------------

Expenses:
     Selling general and administrative                        44,899      45,535
     Provision for credit losses                               54,092      88,948
     Depreciation and amortization                             14,378      18,385
     Interest                                                  14,301      10,787
                                                          -----------------------
          Total expenses                                      127,670     163,655
                                                          -----------------------

Income (loss) before provision (benefit) for income taxes      26,421     (36,833)
Provision (benefit) for income taxes                           10,104     (14,735)
                                                          -----------------------

Net income (loss)                                           $  16,317   ($ 22,098)
                                                          =======================

Net income (loss) per common share - basic                  $    1.28   ($   1.72)
                                                          =======================

Net income (loss) per common share - diluted                $    1.26   ($   1.72)
                                                          =======================

MicroFinancial Inc. (NYSE: MFI), headquartered in Waltham, MA, and with an additional location in Woburn, MA, is a financial intermediary specializing in leasing and financing for products in the $500 to $10,000 range. The company has been in operation since 1986.


Statements in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes,"
"anticipates," "expects," "views, " and similar expressions are intended to identify forward-looking statements. The Company cautions that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Readers should not place undue reliance on forward-looking statements, which reflect the management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure that it will be able to anticipate or respond timely to changes which could adversely affect its operating results in one or more fiscal quarters. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of the Company's common stock. For a more complete description of the prominent risks and uncertainties inherent in the Company's business, see the risk factors described in documents the Company files from time to time with the Securities and Exchange Commission.